Putnam Global Income Trust, April 30, 2008, semiannual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended April 30, 2008, Putnam Management has assumed $213 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A	2,649
		Class B	269
		Class C	90

72DD2	Class M	469
		Class R	13
		Class Y	170

73A1		Class A	0.331
		Class B	0.284
		Class C	0.286

73A2		Class M	0.315
		Class R	0.315
		Class Y	0.347

74U1		Class A	8,994
		Class B	1,093
		Class C	420

74U2		Class M	1,446
		Class R	42
		Class Y	533

74V1		Class A	12.90
		Class B	12.86
		Class C	12.86

74V2		Class M	12.81
		Class R	12.89
		Class Y	12.91

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.